Schedule A

(updated 10/5/2018)

Funds(s)

Amplify Transformational Data Sharing ETF (BLOK)

Amplify Advanced Battery Metals and Materials ETF (BATT)

Amplify BlackSwan Growth & Treasury Core ETF (SWAN)